Exhibit 5.1

11 March 2019

Matter No.: 956268

Doc. Ref. 15229954v1

284-852-1111

audrey.robertson@conyersdill.com

AquaVenture Holdings Limited

Commerce House

Wickhams Cay I

Road Town, Tortola

British Virgin Islands

Dear Sirs,

Re:Securities Being Registered under Registration Statement on Form S-3 of AquaVenture Holdings Limited (the “Company”)

We have acted as special counsel in the British Virgin Islands to the Company in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) relating to the shelf registration or the Company’s (the “Ordinary Shares”), of the Company preference shares (“Preference Shares”) debt, securities, warrants and units of the Company.

We have also reviewed the certificate of incorporation, the memorandum of association and the articles of association of the Company, and a company search as obtained from the Registrar of Corporate Affairs on 8 March, 2019, resolutions in writing signed by all the directors of the Company and dated 22 September, 2016 (the “Resolutions”), a certificate of good standing issued by the Registrar of Corporate Affairs and dated 8 March, 2019, a certificate issued by Conyers Trust Company (BVI) Limited in its capacity as registered agent to the Company and dated 8 March, 2019 (the “Registered Agent’s Certificate”) and the register of members of the Company, attached to the Registered Agent’s Certificate, the books and records of the Company maintained by Conyers Corporate Services (BVI) Limited in its capacity as company secretary of the Company as at the date hereof and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.  This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.  This opinion is issued solely for the purposes of filing the Registration Statement and the issuance of the Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued Ordinary Shares and Preference Shares will be available for issuance when the Shares are issued.

Upon the due issuance of Common Shares and/or the Preference Shares and payment of the consideration therefor, such Common Shares and/or Preference Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman